EXHI BIT 3.2

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT OF

GARMAN CABINET & MILLWORK, INC.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is Garman Cabinet & Millwork, Inc.

2.           The text of each amendment adapted is as follows:

1. Increase of Authorized Capital. The corporation is currently authorized to issue 1,000 shares, all of one class designated as common stock. The corporation hereby increases its authorized capital to 100,000,000 shares of common stock. The par value of each share shall be increased from none to $.0001.

Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, Common Stock or other equity securities issued or to be issued by the Company.

The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not Applicable

ARTICLES OF AMENDMENT

4.	The date of adoption of each amendment was as follows: June 16, 2008

5.	(Check either a, b, c, or d, whichever is applicable)

a.	The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b.	The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c.
The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

d X The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

This date: June 16, 2008

Garman Cabinet & Millwork, Inc.
Name of Corporation

Signature

Valerie A. Garman, President
and 51% shareholder
Type or Print Name and Title

Signature

Sidney L. Garman, Jr. Vice-President and 49% shareholder
Type or Print Name and Title